Exhibit 10.2

AMENDMENT #1
TO THE
WEST MARINE, INC.
AMENDED AND RESTATED OMNIBUS EQUITY INCENTIVE PLAN

At a meeting held on March 23, 2017, the Board of Directors (the “Board”) of West Marine, Inc. (the “Company”), upon the recommendation of its Compensation and Leadership Development Committee, approved the following amendments (“Amendment #1”) to the West Marine, Inc. Amended and Restated Omnibus Equity Incentive Plan, effective as of May 26, 2016 (the “Plan”):

1.
The following definitions are added to Section 2 of the Plan:

2.1    “Adjustment Event” means any “equity restructuring,” as defined under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (or any successor thereto) including but not limited to, any large or extraordinary dividend payable in capital stock, stock split, share combination, large or extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event affecting the Common Stock.

2.16 “Dividend” means an amount equal to any ordinary cash dividends or other cash distributions, other than a cash distribution that constitutes an Adjustment Event, paid by the Company with respect to the Common Stock.

Subsections are renumbered as appropriate in Section 2.

2.
Section 4.3 of the Plan is amended by deleting such Section in its entirety and substituting in its place the following:

4.3    Adjustments in Authorized Shares. In the event of any Adjustment Event affecting the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, such adjustment shall be made in the number and/or class of Shares which may be delivered under the Plan (including adjustment to the limits contained in Section 11.2), and in the number and/or class of and/or price of Shares subject to outstanding Stock Awards granted under the Plan, as is necessary to equalize a Stock Award’s value before and after an Adjustment Event, and provided that the number of Shares subject to any Stock Award shall always be rounded down to the nearest whole number. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, or other change in the corporate structure of the Company that does not constitute such an Adjustment Event, the Committee or the Board may make such adjustment, if any, as it deems

3.
A new Section 18 is added to the Plan as follows:

SECTION 18
DIVIDENDS
If the Company pays a Dividend, any Dividend shall accrue to any Restricted Stock Award, Restricted Stock Unit Award or Performance Stock Unit Award for which the Period of Restriction has not lapsed or been satisfied. Such Dividend shall not be paid unless or until Shares are transferred to a Participant in settlement of a Stock Award. No interest will accrue or otherwise be payable with respect to any Dividends. Nothing in this Section 18 shall limit or restrict the Committee’s or the Board’s ability to make any adjustment pursuant to Section 4.3 or Section 21 of the Plan.

All Sections and subsections following this added Section 18 are renumbered as appropriate.

4.
This Amendment #1 to the Plan shall be effective as of March 23, 2017.

Except as modified by this Amendment #1, the terms of the Plan remain unmodified and in full force and effect.

WEST MARINE, INC.
____________________________
Pamela Fields, Secretary

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